EXHIBIT 3(e)
AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT
     The Distribution Agreement dated as of September 1, 1995 (“Agreement”) by and between INDIANAPOLIS LIFE INSURANCE COMPANY (“ILICO”) and AVIVA SECURITIES, LLC (“Aviva Securities”) is hereby further amended effective as of September 30, 2008:
     Whereas, the Agreement was amended by Amendment No. 1 to Distribution Agreement effective as of June 30, 2003 to substitute ILICO for IL Annuity and Insurance Company as a result of the merger of IL Annuity and Insurance Company into ILICO effective on June 30, 2003;
     Whereas, IL Securities, Inc. converted effective April 21, 2006 from a business corporation organized under the laws of the State of Indiana to a limited liability company under the laws of the State of Indiana with the name changed to IL Securities, LLC;
     Whereas, IL Securities, LLC changed its name to Aviva Securities, LLC effective April 25, 2007; and
     Whereas, Indianapolis Life Insurance Company will merge into Aviva Life and Annuity Company (“ALAC”) effective on or about September 30, 2008 with ALAC as the surviving corporate entity;
     Now, therefore, the Agreement as previously amended is hereby further amended by ILICO, Aviva Securities and ALAC as follows:
(1)	All references to Indianapolis Life Insurance Company in the Agreement, including the Schedules attached thereto, are changed to “Aviva Life and Annuity Company” to reflect the statutory merger of ILICO with and into ALAC with ALAC becoming the “Insurer” under the Agreement.

(2)	Section 11.d is hereby deleted in its entirety and replaced with the following Section 11.d:
“d.	Notices. All notices hereunder are to be made in writing and shall be given:

if to the Insurer, to	President Aviva Life and Annuity Company 611 Fifth Avenue Des Moines, IA 30309

If to the Distributor, to	President Aviva Securities, LLC 699 Walnut Street, Suite 1700 Des Moines, IA 50309

All other provisions in the Agreement as previously amended and not specifically amended hereby shall remain in full force and effect.

AVIVA SECURITIES, LLC			INDIANAPOLIS LIFE INSURANCE COMPANY

By:	/s/ Gweneth K. Gosselink		By:	/s/ Michael H. Miller

	Title:	President		Title:	Executive Vice President, General Counsel and Secretary

AVIVA LIFE AND ANNUITY COMPANY
By:	/s/ Michael H. Miller
Title: Executive Vice President, General Counsel and Secretary

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